August 3, 2026
Sharon Vinci

Dear Sharon,
I am pleased to confirm this offer of employment with you, as further described in this letter and the documentation referenced herein (this "Offer"). You will continue to be employed by Versigent and based in Troy, Michigan and serve as its Chief People Officer. The following provides a summary of your compensation details in connection with this Offer:
Versigent Compensation and Benefits
Base Salary: Your annual base salary will continue to be $515,000. Your base salary will be reviewed from time to time in accordance with normal practice.
Target Annual Incentive: You are also eligible for our annual incentive plan. Your target annual incentive compensation will be 100% of your base salary ($515,000 at target payout). The actual annual incentive earned has the potential to payout in a range of 0 - 200% of your targeted payout depending on the company's performance and your individual performance as determined by the Versigent Board of Directors (“Board”) in its sole discretion and pursuant to the terms of our Versigent PLC Annual Incentive Plan, effective April 1, 2026 as it may be amended from time to time.
Long Term Incentive: Your annual long term incentive target will be $1,500,000. This is an equity award granted annually, typically in the first quarter of each year, with the grant value denominated in shares at time of grant pursuant to the terms of the Versigent PLC Long-Term Incentive Plan (effective April 1, 2026 as it may be amended from time to time, the “LTI Plan”). The award is currently expected to be a mix of time-based Restricted Stock Units ("RSUs") which vest annually over three years (1/3 per year), and performance-based RSUs ("PRSUs") tied to Versigent’s performance against metrics approved by the Board each year. The PRSUs vest at the end of the third calendar year and will be settled as soon as possible following the Board’s confirmation of Versigent's performance against the metrics. The form of the annual equity awards (i.e., mix of RSUs, PRSUs, or any other equity or equity-based awards allowable under the LTI Plan) and the terms and conditions of each equity award shall be determined by the Board in its sole discretion and shall be set forth in one or more written award agreements between you and Versigent.
Benefits: In addition to the compensation elements described above, you are also eligible for our benefit programs. Currently, our benefit programs include eligibility in our Versigent Executive Severance Plan and the Versigent Executive Change in Control Severance Plan, health care plans, Salaried 401(k) Plan, Deferred Compensation Plan, and a variety of ancillary benefits applicable to similarly situated executives as may be made available from time to time. You are also eligible for 25 days of paid time off (PTO) per year.

Annual Salary Review Cycle: You shall be eligible for a base salary adjustment during Versigent’s annual salary review cycle.
As you would expect, all compensation will be subject to applicable tax withholding. We have received your executed Confidentiality and Noninterference Agreement with Versigent (“NDA”). Your employment is contingent upon your continued compliance of the NDA as well as your current and ongoing eligibility to work in the United States.
To acknowledge this Offer, please sign below and send to me.
Sincerely,
/s/ Joseph T. Liotine
Joseph T. Liotine
Chief Executive Officer

By signing below I am indicating my acceptance of this Offer and acknowledge its contents. I understand that Versigent, its subsidiaries and affiliates may amend, modify or terminate any of its incentive, severance, retirement, insurance, or other benefit plans, policies or programs at any time. I further acknowledge and understand that this Offer is not a guarantee of employment and my employment will be considered "at will," and subject to termination by Versigent or me, at any time or for any reason.